                                                                     Exhibit 11



                              DIMON and Subsidiaries
                     Computation of Earnings Per Common Share

                                                                               YEAR ENDED JUNE 30
(in thousands, except per share data)
                                                                 1996               1995              1994
PRIMARY
EARNINGS
  Income (loss) before extraordinary item                       $ 39,870           $(30,165)       $  (8,490)
    Extraordinary item                                             1,400                 -                 -
  Net Income (Loss)                                             $ 41,270           $(30,165)       $  (8,490)


SHARES
  Weighted average number of common shares outstanding            39,560             38,070           38,069
  Shares applicable to stock options, net of shares
    assumed to be purchased from proceeds at average
    market price                                                     111                 30               22
  Average Number of Shares Outstanding                            39,671             38,100           38,091


EARNINGS PER SHARE
  Income (loss) before extraordinary item                          $1.00              $(.79)           $(.22)
  Extraordinary item                                                 .04                  -                -
  Net Income (Loss)                                                $1.04              $(.79)           $(.22)


ASSUMING FULL DILUTION
EARNINGS
  Income (loss) before extraordinary item                      $  39,870           $(30,165)        $ (8,490)
  Add after tax interest expense applicable to 7 3/4%
    Convertible Debentures issued June 3, 1991                     1,765              2,674            2,714
  Income (loss) before extraordinary item                         41,635            (27,491)          (5,776)
  Extraordinary item                                               1,400                  -                -
  Net Income (Loss) as Adjusted                                $  43,035           $(27,491)        $ (5,776)


SHARES
  Weighted average number of common shares outstanding            39,560            38,070            38,068
  Shares applicable to stock options, net of shares
    assumed to be purchased from proceeds at the greater
    of average market price or ending market price                   162                83                26
  Assuming conversion of 7 3/4% Convertible Debentures at
    beginning of period                                            2,742             4,202             4,203
  Average Number of Shares Outstanding                            42,464            42,355            42,297


EARNINGS PER SHARE
  Income (loss) before extraordinary                               $ .98             $(.65)            $(.14)
  Extraordinary item                                                 .03                 -                 -
  Net Income (Loss) as Adjusted                                    $1.01             $(.65)            $(.14)



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